Exhibit 99.1

Ramco-Gershenson Announces the Closing of a New $60 Million Unsecured Term Loan

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--October 3, 2011--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has closed on a seven year $60 million unsecured term loan arranged by KeyBank Capital Markets The new loan has an interest rate of 4.20% and includes an accordion feature allowing up to $150 million in total borrowings, subject to lenders' approval. Proceeds from the loan were used to pay off approximately $22.2 million of mortgage loans due in 2011 and 2012 and the outstanding balance under the company’s $175 million unsecured revolving line of credit as well as for general corporate purposes. Banks participating in the new financing are KeyBank National Association, The Huntington National Bank, and PNC Bank.

In addition, the Company announced that is has swapped LIBOR on its existing $75 million unsecured term loan through final maturity in April 2016. At the current spread the interest rate on the $75 million term loan is 3.47%.

"The Company continues to manage its debt maturities and balance sheet risk," said Dennis Gershenson, President and Chief Executive Officer. "With the closing of this loan we have no outstanding borrowings under our line of credit and have refinanced near term debt maturities. We are comfortable with our balance sheet metrics and as a result can focus our energies for the remainder of the year on our operating goals."

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. Our primary business is the ownership and management of shopping centers in targeted markets in the Eastern and Midwestern regions of the United States. At June 30, 2011, the Company owned interests in 89 shopping center properties and one office building that comprise approximately 20.6 million square feet of gross leasable area, of which 15.7 million square feet is owned by the Company and its real estate joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Wisconsin, Indiana, New Jersey, Maryland, South Carolina, Virginia, Tennessee, Illinois and Missouri. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company's expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust:
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications